Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com
INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com

John Kubiak Joins HomeBanc Corp. as Senior Vice President, Chief Investment Officer

ATLANTA, GA, October 21, 2004 – HomeBanc Corp. (NYSE:HMB) announced that John Kubiak has been named senior vice president and chief investment officer at the company, a real estate investment trust (REIT), effective Monday, October 25.

Kubiak brings to HomeBanc Corp. a wealth of knowledge and experience in asset, investment and risk management as well as extensive experience in securitization and interest rate derivatives.

Prior to accepting this position with HomeBanc, Kubiak served as senior vice president and director of capital markets at Union Planters Corp. in Memphis, Tenn. In that position, he was responsible for managing the investment, funding, derivative and capital positions of the corporation and responsible for the risk management of the company’s $24 billion mortgage loan servicing portfolio. He also assisted in the development of various hybrid adjustable rate mortgage products. He held that position since 2001. Prior to joining Union Planters, he served for 11 years in various capacities at PNC Financial Services in Pittsburgh, Penn.

In his new position, Kubiak will report to HomeBanc Corp. President and COO Kevin Race. “John’s intimate knowledge of investment strategy and his familiarity with the mortgage business is an ideal combination of skills for HomeBanc,” said Race. “We’re pleased John has joined our team.”

HomeBanc Corp. is the parent company of HomeBanc Mortgage, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. For more information about HomeBanc Corp., HomeBanc Mortgage, or the company’s mortgage products, contact HomeBanc at www.homebanc.com.

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